Exhibit 4.3

Term NoTE

Principal Amount: $2,450,000	March 22, 2018 (the “Issuance Date”)

Actual Amount: $1,750.000

FOR VALUE RECEIVED, the undersigned DPW Holdings, Inc., a Delaware corporation (the “Maker”) promises to pay, on or before May 21, 2018 (the “Maturity Date”), to Plankton Enterprises, LLC, a New York limited liability company (the “Lender”), at 84 White Hill Road, Cold Spring Harbor, New York 11724 or such other address as is designated by the Lender, up to the sum of One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) or any portion then outstanding at the Maturity Date with principal and interest payable, as set forth below. The Maker and the Lender each acknowledges and agrees that (i) the Lender has previously lent the Maker $750,000, which will constitute part of the $1,750,000, and (ii) that interest on such principal amount in the amount of $150,000 has been accrued and paid to the Lender by Maker on or before the date hereof.

The interest rate payable on this Promissory Note (the “Note”) shall be twenty percent (20%) per thirty (30) calendar days, payable in a lump sum on the Maturity Date. Notwithstanding the foregoing, the Maker shall have the right to prepay the entirety of this Note by paying to the Lender the sum of One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) plus interest of Three Hundred and Fifty Thousand Dollars ($350,000) on or before April 21, 2018 (the “Prepayment Date”).

Any of the following shall be deemed an Event of Default under this Note:

(i) if any repayment to be made hereunder, whether interest, principal or both, shall not be paid within five (5) days after the same shall be due, in addition to interest and without limiting the Lender’s rights by reason of such default;

(ii) the Maker fails to timely pay off the full amount of the notes that the Maker issued to Iroquois Master Fund, Ltd. and Intracoastal, LLC, in the aggregate amount of $2,500,000 each, which mature on or about March 26, 2018;

(iii) or the Maker issues any additional confessions of judgements to any third-parties after the date hereof; or the Maker makes any other notes that mature or require payment within seventh five (75) days from the date hereof;

(iv) or, as it is understood and agreed that the Maker will be using proceeds from the Company’s At-the-Market (“ATM”) Offering, the Maker agrees to draw down between five (5) and ten (10) percent of each day’s trading volume, and to provide a statement to the Lender of how much it drew down each day and to instruct the underwriter, H.C. Wainwright & Co., LLC to wire, and/or ensure itself that one-half (½) of the proceeds from each day’s draw down is wired each day to an attorney escrow account for the benefit of Plankton, yet the Maker fails to provide such information to the Lender and/or fails to provide such funds to the escrow, until such time as the full amount of the note and interest has been satisfied.

In the event of the occurrence of any Event of Default set forth above, this Note shall be accelerated such that the full balance otherwise due and owing on the Maturity Date, plus an additional five (5%) to, amongst other things, cover the extra expense in handling delinquent payments, shall be immediately due and owing to the Lender.

Except as expressly provided herein, the Maker waives presentment, demand, notice, protest, and all other demands or notices in connection with the delivery, acceptance, endorsement, performance, default or enforcement of this Note, generally waives all suretyship defenses and defenses in the nature thereof, and agrees to be bound by all the terms and conditions contained in this Note executed in connection herewith.

The undersigned agrees to pay the costs and expenses of collection, including reasonable attorneys' fees actually incurred or paid by the Lender in enforcing this Note or the obligations hereby evidenced, the sum of an additional fifteen (15%) percent of such sum due on or before May 21, 2018.

No delay or omission of the holder in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy. Acceptance by the Lender of any payment after acceleration shall not be deemed a waiver of such acceleration. A waiver on one occasion shall not operate as a bar to or waiver of any such right or remedy on any future occasion.

The Lender need not enter payments of principal or interest upon this Note but may maintain a record thereof on a separate ledger maintained by the Lender.

Time is of the essence of this Note.

The word “holder” as used in this Note, shall mean the payee or endorsee of the Note who is in possession of it or the bearer if this Note is at the time payable to bearer.

If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Note, and the other provisions of this Note shall remain in full force and effect, and shall be construed in favor of holder. Subject to the foregoing provisions of this paragraph, it is the express intention of Maker and holder to conform strictly to any applicable usury laws. Accordingly, all agreements between Maker and holder, whether now existing or hereafter arising, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of this Note or otherwise, shall the amount paid or agreed to be paid to Lender or the holder of this Note for the use, forbearance or detention of the money loaned pursuant hereto or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document executed in connection herewith, exceed the maximum amount permissible under applicable law. If, from any circumstance or contingency whatsoever, fulfillment of any provision hereof or of any other document executed in connection herewith, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance or contingency holder shall ever receive as interest or otherwise an amount which would exceed the maximum rate of interest permitted by applicable law, the amount of such excess shall be applied to a reduction of the indebtedness evidenced by this Note, and not to the payment of interest, and if such excessive interest exceeds such indebtedness, the amount of such excessive interest shall be refunded to Maker. If at any time this Note prescribes a rate of interest in excess of the maximum rate permitted by law, all sums paid or agreed to be paid to holder for the use, forbearance or detention of the money loaned pursuant to this Note shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

This Note shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Note shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, in the case of Maker, or acceptance, in the case of Lender, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable counsel fees and disbursements.

IN WITNESS WHEREOF, the Maker has duly executed this Term Note as a sealed instrument as of the date and year first above written.

DPW HOLDINGS, INC.

By:
Name:	Milton C. Ault III
Title:	Chief Executive Officer